Via Facsimile and U.S. Mail
Mail Stop 6010


June 17, 2005


Mr. Thomas S. Hall
President and Chief Operating Officer
Matria Healthcare, Inc.
1850 Parkway Place
Marietta, GA  30067

Re:	Matria Healthcare, Inc.
	Form 10-K for the fiscal year ended December 31, 2004
	File No. 000-20619

Dear Mr. Hall:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Jim B. Rosenberg
								Senior Assistant Chief
Accountant
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Mr. Thomas S. Hall
Matria Healthcare, Inc.
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